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Ballard Spahr Andrews & Ingersoll, LLP                         Philadelphia, PA
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                                                     September 26, 2001



UAM Funds, Inc. II
UAM Funds Trust
UAM Funds, Inc.
One Freedom Valley Road
Oaks, Pennsylvania  19456

PBHG Funds
c/o Pilgrim Baxter & Associates, Ltd.
1400 Liberty Ridge Drive
Wayne, PA  19087-5593
                  Re:      Proposed Fund Reorganizations -
                           Federal Income Tax Consequences

Ladies and Gentlemen:


                  With reference to the Registration Statement on Form N-14 (the "Registration Statement") to be filed by PBHG Funds ("PBHG"), a Delaware business trust, with the Securities and Exchange Commission in connection with the proposed transactions (the "Transactions") contemplated by the forms of Agreements and Plans of Reorganization (the "Agreements") by and between PBHG acting on behalf of PBHG Disciplined Equity Fund, PBHG IRA Capital Appreciation Fund, PBHG New Perspective Fund, PBHG REIT Fund and PBHG Clipper Focus Fund (collectively, the "Acquiring Funds"), and UAM Funds, Inc. II, a Maryland corporation, acting on behalf of Analytic Enhanced Equity Fund ("Enhanced Equity"), UAM Funds, Inc., a Maryland corporation, acting on behalf of NWQ Special Equity Portfolio ("NWQ Portfolio"), and UAM Funds Trust, a Delaware business trust, acting on behalf of IRA Capital Preservation Portfolio, Heitman Real Estate Portfolio and Clipper Focus Portfolio (collectively with Enhanced Equity and NWQ Portfolio, the "Acquired Funds"), which Agreements are described in the Registration Statement and filed as Exhibits thereto, we hereby confirm that the discussion set forth under the caption "Additional Information about the Agreement--Federal Tax Consequences" in the Registration Statement provides a summary of the material federal income tax consequences that would be generally relevant to the shareholders of the Acquired Funds receiving shares of Acquiring Funds in the Transactions and accurately describes the opinions (the "Closing Opinions") that we anticipate rendering at the closing of the Transactions ("Closing").

                  Our delivery of the Closing Opinions is conditioned upon (a) the Transactions taking place in the manner described in the Agreements and (b) there being no change in the Code, United States Treasury regulations, judicial decisions or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the date of Closing. As described in the section of the Registration Statement referenced above, the Closing Opinions will be further conditioned upon our receiving such executed letters of representation from UAM Funds Trust, UAM Fund, Inc. and UAM Funds, Inc. II, and PBHG, as we shall request.

                  We hereby consent to the filing of this opinion as Exhibit 12 to the Registration Statement and to the use of our name in the Registration Statement and in the Combined Proxy Statements and Prospectuses included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,

                                /s/ Ballard Spahr Andrews & Ingersoll, LLP